As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MERIDIAN RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0319553 (I.R.S. Employer Identification No.)

1401 Enclave Parkway, Suite 300 Houston, Texas (Address of Principal Executive Officer)	77077 (Zip Code)
The Meridian Resource Corporation
2007 Long-Term Incentive Plan
(Full title of the plan)

Joseph A. Reeves, Jr.
The Meridian Resource Corporation
Chairman of the Board and Chief Executive Officer
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
(Name and address of agent for service)
(281) 597-7000
(Telephone number, including area code, of agent for service)
With a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
(713) 651-5151
Attention: Roger K. Harris

Calculation of Registration Fee

Title of securities		Proposed maximum	Proposed maximum	Amount of
to be registered	Amount to be registered	offering price per share (1)	aggregate offering price (1)	registration fee
Common Stock, par value $0.01 per share	4,000,000 shares (2)	$3.04	$12,160,000	$374

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales prices of a share of Common Stock as reported by the New York Stock Exchange on June 28, 2007.

(2)	Includes an equal number of associated rights pursuant to the Shareholder Rights Agreement dated May 5, 1999 between the Company and American Stock Transfer & Trust Company, as amended. Also includes an indeterminable number of shares of common stock issuable as a result of the anti-dilution provisions of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     As permitted by Securities and Exchange Commission rules, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as specified by Rule 428(b) of the Securities Act. We are not filing those documents with the SEC as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The Meridian Resource Corporation, a Texas corporation (“Meridian”, the “Company” or “Registrant”), incorporates by reference in this Registration Statement the following:
(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(ii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

(iii)	the Company’s Current Report on Form 8-K/A filed March 9, 2007;

(iv)	Item 8.01 of the Company’s Current Report on Form 8-K filed March 16, 2007;

(v)	the Company’s Current Report on Form 8-K filed May 9, 2007;

(vi)	the description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Form 8-A registration statement filed March 19, 1997, and the description of the shareholder rights attached to the common stock contained in the Company’s Form 8-A registration statement filed May 13, 1999, each filed pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended and any subsequent amendments thereto; and

(vii)	all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Texas law and our third amended and restated articles of incorporation and amended and restated bylaws, as amended, include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

     The Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by him in connection with or in defending any of the following:
–	a threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, or investigative,

–	an appeal in such an action, suit, or proceeding, or

–	an inquiry or investigation that could lead to such an action, suit, or proceeding in which he is a party or to which he is subject by reason of his position.
     With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as he conducted himself in good faith and reasonably believed that such conduct was in the best interest of the corporation. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as he conducted himself in good faith and he reasonably believed that his conduct was not opposed to the best interests of the corporation. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. Indemnification is mandatory if a director or officer is wholly successful on the merits or otherwise in defense of any proceeding. Article Nine of Meridian’s third amended and restated articles of incorporation and Article XII of Meridian’s amended and restated bylaws require the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act.
     The amended and restated bylaws also allow Meridian to maintain insurance coverage that indemnifies any officer or director against liabilities asserted against him in such capacity.
     The Texas Miscellaneous Corporation Laws Act allows a corporation to include provisions in its articles of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, its shareholders or its members, except under certain circumstances, including:
–	a breach of the director’s duty of loyalty to the corporation, it shareholders or its members,

–	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law,

–	a transaction from which the director derived an improper benefit, or

–	an act or omission for which the director’s liability is expressly provided for by statute.
     Article Ten of Meridian’s third amended and restated articles of incorporation provides that our directors are not liable to us or to our shareholders for monetary damages for an act or omission in their capacity as director, subject to the above restrictions. These limitations on a director’s liability may not affect claims arising under the federal securities laws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.

ITEM 8. EXHIBITS.

Exhibit
No.		Description
3.1	—	Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 1998).

3.2	—	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 1998).

3.3	—	Amendment No. 1 to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K dated May 5, 1999)

4.1	—
Certificate of Designation for Series C Redeemable Convertible Preferred Stock dated March 28, 2002 (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002).

4.2	—	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, as amended (Reg. No. 33-65504)).

4.3	—
Common Stock Purchase Warrant of the Company dated October 16, 1990, issued to Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the Company’s Form 8 filed March 4, 1993).

4.4
Common Stock Purchase Warrant of the Company dated October 16, 1990, issued to Michael J. Mayell (incorporated by reference to Exhibit 10.9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the Company’s Form 8 filed March 4, 1993).

4.5
Registration Rights Agreement dated October 16, 1990, among the Company, Joseph A. Reeves, Jr. and Michael J. Mayell (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-4, as amended (Reg. No. 33-37488)).

4.6
Warrant Agreement dated June 7, 1994, between the Company and Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

4.7
Warrant Agreement dated June 7, 1994, between the Company and Michael J. Mayell (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

4.8
Amended and Restated Credit Agreement, dated December 23, 2004, among the Company, Fortis Capital Corp., as Administrative Agent, Sole Lead Arranger and Bookrunner, Comerica Bank, as Syndication Agent, Union Bank of California, N.A., as Documentation Agent, and the several lenders from time to time parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 23, 2004).

4.9
The Meridian Resource Corporation Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the Company’s Form 8 filed March 4, 1993).

4.10
Amendment No. 1, dated as of January 29, 2001, to Rights Agreement, dated as of May 5, 1999, by and between the Company and American Stock Transfer & Trust Co., as rights agent (incorporated by reference from the Company’s Current Report on Form 8-K dated January 29, 2001).

4.11		The Meridian Resource Corporation 2007 Long-Term Incentive Plan.

5.1	—	Opinion of Fulbright & Jaworski L.L.P., regarding the legality of the securities to be offered hereby.

23.1	—	Consent of BDO Seidman, LLP.

23.2	—	Consent of T.J. Smith & Company, Inc.

23.3	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1	—	Powers of Attorney (included on the signature pages hereto).

ITEM 9. UNDERTAKINGS.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 29, 2007.

The Meridian Resource Corporation
By:	/s/ Joseph A. Reeves, Jr.
Joseph A. Reeves, Jr.
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Reeves, Jr., Michael J. Mayell and Lloyd V. DeLano, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 29th day of June, 2007.

Signature	Title

/s/ Joseph A. Reeves, Jr. Joseph A. Reeves, Jr.	Chief Executive Officer, Director and Chairman of the Board (principal executive officer)

/s/ Michael J. Mayell Michael J. Mayell	President, Chief Operating Officer and Director

/s/ Lloyd V. DeLano Lloyd V. DeLano	Chief Accounting Officer and Senior Vice President (principal financial and accounting officer)

/s/ David W. Tauber David W. Tauber	Director

/s/ John B. Simmons John B. Simmons	Director

Signature	Title

E. L. Henry	Director

/s/ Joe E. Kares Joe E. Kares	Director

/s/ Gary A. Messersmith Gary A. Messersmith	Director

/s/ Fenner R. Weller, Jr. Fenner R. Weller, Jr.	Director

/s/ Dr. C. Mark Pearson Dr. C. Mark Pearson	Director

EXHIBIT INDEX

Exhibit
No.		Description
3.1	—	Third Amended and Restated Articles of Incorporation of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 1998).

3.2	—	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 1998).

3.3	—	Amendment No. 1 to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K dated May 5, 1999)

4.1	—
Certificate of Designation for Series C Redeemable Convertible Preferred Stock dated March 28, 2002 (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002).

4.2	—	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1,as amended (Reg. No. 33-65504)).

4.3	—
Common Stock Purchase Warrant of the Company dated October 16, 1990, issued to Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the Company’s Form 8 filed March 4, 1993).

4.4	—
Common Stock Purchase Warrant of the Company dated October 16, 1990, issued to Michael J. Mayell (incorporated by reference to Exhibit 10.9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the Company’s Form 8 filed March 4, 1993).

4.5	—
Registration Rights Agreement dated October 16, 1990, among the Company, Joseph A. Reeves, Jr. and Michael J. Mayell (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-4, as amended (Reg. No. 33-37488)).

4.6	—
Warrant Agreement dated June 7, 1994, between the Company and Joseph A. Reeves, Jr. (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

4.7	—
Warrant Agreement dated June 7, 1994, between the Company and Michael J. Mayell (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

4.8	—
Amended and Restated Credit Agreement, dated December 23, 2004, among the Company, Fortis Capital Corp., as Administrative Agent, Sole Lead Arranger and Bookrunner, Comerica Bank, as Syndication Agent, Union Bank of California, N.A., as Documentation Agent, and the several lenders from time to time parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 23, 2004).

4.9	—
The Meridian Resource Corporation Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1991, as amended by the Company’s Form 8 filed March 4, 1993).

4.10
Amendment No. 1, dated as of January 29, 2001, to Rights Agreement, dated as of May 5, 1999, by and between the Company and American Stock Transfer & Trust Co., as rights agent (incorporated by reference from the Company’s Current Report on Form 8-K dated January 29, 2001).

4.11		The Meridian Resource Corporation 2007 Long-Term Incentive Plan.

5.1		Opinion of Fulbright & Jaworski L.L.P., regarding the legality of the securities to be offered hereby.

23.1		Consent of BDO Seidman, LLP.

Exhibit
No.	Description

23.2	Consent of T.J. Smith & Company, Inc.

23.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages hereto).